Exhibit 10.4

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is made and entered into as of November 27, 2007 (the “Effective Date”), by and between INFOLOGIX INC., a Delaware corporation (the “Company”), and ERIC M. RUBINO (“Employee”).

BACKGROUND

WHEREAS the Company provides mobile solutions and support to the healthcare, pharmaceutical, retail, transportation, travel and entertainment, supply chain/logistics, manufacturing and financial markets, which solutions include, without limitation, the design, development and manufacture of products, RFID and other software and proprietary technologies, and systems integration services (the “Business”); and

WHEREAS the Company desires to employ Employee, and Employee desires to enter into the employ of the Company, on the terms and conditions contained in this Agreement.  The Company and Employee each acknowledge and agree that the confidentiality and non-competition agreements and other restrictive covenants contained in Section 5 constitute essential elements of this Agreement.

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained in this Agreement and intending to be legally bound, the parties hereto agree as follows:

SECTION 1.                CAPACITY AND DUTIES

1.1          Employment; Acceptance of Employment.  The Company employs Employee and Employee accepts employment by the Company for the period and upon the terms and conditions set forth below.

1.2           Capacity and Duties.

(a)           Employee shall be employed by the Company generally as its Chief Operating Officer and, subject to the supervision of the Chief Executive Officer of the Company, shall perform such duties and shall have such authority consistent with his position as may from time to time be specified by the Chief Executive Officer.  Employee shall report directly to the Chief Executive Officer and shall perform his duties for the Company principally from the Company’s headquarters in Hatboro, Pennsylvania, except for periodic travel that may be necessary or appropriate in connection with the performance of Employee’s duties set forth in this Agreement.

(b)           Employee shall devote his full working time, energy, skill and best efforts to the performance of his duties set forth in this Agreement, in a manner that will comply with the Company’s rules and policies and that will faithfully and diligently further the business and interests of the Company and its affiliates (as defined below) and shall not be employed by or participate or engage in or be a part of in any manner the management or operation of any business enterprise other than the Company and its affiliates without the prior written consent of the Board of Directors of the Company (the “Board”), which consent may be granted or withheld in the Board’s sole discretion.  For purposes of this Agreement, “affiliate” means any person or entity that is a subsidiary of, controlling or controlled by or under common control with the Company.

SECTION 2.                TERM OF EMPLOYMENT

2.1          Term.  The term of Employee’s employment under this Agreement shall be two years commencing on the Effective Date, as further extended or unless sooner terminated in accordance with the other provisions of this Agreement (the “Term”).  Except as hereinafter provided, on the second anniversary of the Effective Date and on each subsequent anniversary thereof, the Term shall be automatically extended for one year unless either party shall have given to the other party written notice of termination of this Agreement at least 30 days prior to such anniversary.  If written notice of termination is given as provided above, Employee’s employment under this Agreement shall terminate on the last day of the Term.

SECTION 3.                COMPENSATION

3.1          Basic Compensation.  As compensation for Employee’s services, the Company shall pay to Employee a salary at the annual rate of $225,000 (the “Base Salary”) (prorated on the basis of the actual days of employment) payable in periodic installments in accordance with the Company’s regular payroll practices in effect from time to time or at such higher annual rate as the Board shall from time to time determine in its sole discretion.

3.2          Incentive Compensation.  During the Term and subject to the discretion of the Board, Employee shall be eligible to participate in the Company’s bonus program with the ability to achieve an annual bonus of up to 45% of the Base Salary as per the bonus program’s guidelines and based upon Employee and the Company meeting mutually agreed upon financial and performance based objectives.

3.3          Stock Options.  The Company shall, subject to the approval of the Company’s Board of Directors, grant to Employee options to purchase 300,000 shares of the Company’s common stock under the Company’s 2006 Equity Compensation Plan at an exercise price of the per share fair market value as of the date of the grant and upon the terms and conditions set forth in an option agreement to be dated as of the date of such option grant between the Company and Employee.

3.4          Employee Benefits.  In addition to the compensation provided for in Sections 3.1, 3.2, and 3.3, (a) Employee and his dependents shall be entitled beginning on January 1, 2008 and for the remainder of the Term to participate in the Company’s medical, dental, life insurance and disability insurance plans and such other of the Company’s employee benefit plans and benefit programs as may from time to time be provided for other employees of the Company whose duties, responsibilities, and compensation are reasonably comparable to those of Employee, and (b) Employee shall be entitled during the Term to participate in the Company’s 401(k) plan.

3.5          Vacation.  During the Term, Employee shall be entitled to vacation of fifteen days per calendar year (prorated on the basis of the actual days of employment), during which time his compensation shall be paid in full.

3.6          Expense Reimbursement.  During the Term, the Company shall reimburse Employee for all reasonable travel and entertainment expenses incurred by him in connection with the performance of his duties in accordance with the Company’s policies and procedures as in effect from time to time upon receipt of itemized vouchers and such other supporting information as the Company may reasonably require.

SECTION 4.                TERMINATION OF EMPLOYMENT

4.1          Death of Employee.  Employee’s employment with the Company shall immediately terminate upon his death, upon which the Company shall not thereafter be obligated to make any further payments other than amounts (including salary, bonuses, expense reimbursement, etc.) accrued under this Agreement as of the date of Employee’s death.

4.2          Disability of Employee.  In the event that Employee, in the reasonable opinion of a physician selected by the Board, is or has been substantially unable, due to his physical, mental or emotional illness or condition, to substantially perform his duties for a period of 16 consecutive weeks in any 18 month period or is deemed disabled under the Company’s disability insurance policy then in effect, then the Company shall have the right to terminate Employee’s employment upon 30 days’ prior written notice to Employee at any time during the continuation of such inability.

4.3          Termination for Cause.  Employee’s employment with the Company shall terminate immediately upon notice that the Company is terminating Employee for “cause” (as defined below), in which event the Company shall not be obligated to make any further payments to Employee other than amounts (including salary, bonuses, expense reimbursement, etc.) accrued under this Agreement as of the date of such termination.  As used in this Agreement, “cause” shall mean the following:

(i)            commission of any act of fraud or dishonesty in connection with Employee’s employment, or theft, misappropriation or embezzlement of the Company’s funds;

(ii)           indictment for any felony, crime involving fraud or misrepresentation, or for any other crime (whether or not such felony or crime is connected with Employee’s employment) the effect of which in the judgment of the Board is likely to adversely affect the Company or its affiliates;

(iii)          material breach of Employee’s obligations under this Agreement;

(iv)          repeated and consistent failure of Employee to be present at work during normal business hours unless the absence is because of a disability as described in Section 4.2;

(v)           violation of any lawful express direction of the Company or any violation of any rule, regulation, policy or plan established by the Company from time to time regarding the conduct of its employees and/or the Business, if such violation is not remedied (if capable of remedy) by Employee within 15 days of receiving notice of such violation from the Company;

(vi)          gross incompetence or willful misconduct in the performance of, or gross neglect of, Employee’s duties under this Agreement (after not less than 15 days’ prior written notice specifying deficiencies in performance);

(vii)         disclosure or use of Confidential Information, as defined in Section 5.1, other than as required in the performance of Employee’s duties under this Agreement; and

(viii)        Employee’s use of alcohol or any unlawful controlled substance to an extent that it interferes materially with the performance of Employee’s duties under this Agreement.

4.4          Termination without Cause.  The Board in its sole discretion may terminate Employee’s employment with the Company upon 30 days’ prior written notice to Employee at any time.

4.5          Termination for Good Reason.  The Employee may terminate his employment with the Company in the event (i) Employee’s assignment (without Employee’s consent) to a position, title, responsibilities, or duties of a materially lesser status or degree of responsibility than the position, responsibilities, or duties of Chief Operating Officer of the Company or removal from his position as an executive officer of the Company, (ii) the reduction of Employee’s base salary or bonus opportunity, except pursuant to a reduction which also applies to the Company’s other senior executives, or (iii) the requirement that Employee report to any officer of the Company other than its Chief Executive Officer; provided, however, that Employee must have given written notice to the Company that Employee believes he has the right to terminate employment for good reason, specifying in reasonable detail the events comprising the good reason, and the Company fails to eliminate the good reason within 15 days after receipt of the notice.

4.6          Termination upon Change in Control.

(a)           If Employee is not offered employment by the Company’s successor upon a Change in Control (as defined below), or his employment is terminated during the first six months thereafter, for any reason other than for Cause, Employee shall be entitled to severance pay as provided in Section 4.7.   A “Change in Control” of the Company shall be deemed to have occurred if:

(1)           any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of interest in the Company results in 50% or more of the outstanding voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors being then beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) by a party or parties who were not such owners of outstanding voting securities of the Company immediately prior to such sale or other disposition; provided, however, that a Change in Control shall not be deemed to have occurred if the Company conducts a public offering or enters into a private equity sale and a majority of the board of directors of the resulting entity consists of individuals who were members of the board of directors of the Company immediately prior to such transactions; or

(2)           there shall occur (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which the shares of the Company’s common stock would be converted into cash, securities, or other property, other than a merger of the Company in which holders of the Company’s common stock immediately prior to the merger have the same proportionate ownership of shares of common stock of the surviving corporation immediately after the merger, or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of 50% or more of the assets or earning power of the Company, other than to a corporation of which immediately following such sale or other disposition more than 50% of the outstanding shares of common stock and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) by all or substantially all of the individuals and entities who were such owners of Common Stock immediately prior to such sale or other disposition in substantially the same proportion as their ownership immediately prior to such sale or other disposition of Common Stock.

4.7          Severance Pay.  In the event that Employee is terminated without Cause, for Good Reason, upon a Change in Control as provided in Section 4.6, or by reason of disability, and provided that Employee signs a full release agreement in favor of the Company, Employee shall be entitled to receive one year of Employee’s Base Salary plus all earned and unpaid commissions and bonuses.  In addition, the Company shall continue to provide Employee’s medical and dental coverage then in effect for Employee until the earlier of (i) one year following his termination date or (ii) upon receipt by Employee of comparable benefits from an employer or other source.

SECTION 5.                RESTRICTIVE COVENANTS

5.1          Confidentiality.

(a)           Employee shall not, either during or after his employment with the Company, directly or indirectly use, publish or otherwise disclose or divulge to any third party any Confidential Information other than as required by law or in the ordinary course of business.  As used in this Agreement, “Confidential Information” shall mean all confidential and proprietary information, technical data, trade secrets or know-how of the Company, including, without limitation, any information concerning customers (including customer lists), vendors, services, products, product plans, processes, designs, research, developments, inventions, formulas, technology, drawings, engineering, hardware configuration information, pricing policies, business plans or records, any technical or financial information or data, any information relating to the history or prospects of the Company or any of its stockholders, or other business information disclosed to Employee by the Company either directly or indirectly in writing, orally or by drawings or Employee’s observation of parts or equipment, unpublished information and all information and data that is not generally known by the industry.

(b)           Employee shall not, either during or after his employment with the Company, directly or indirectly copy, reproduce or remove from the Company’s premises, except as may be necessary in the performance of Employee’s duties under this Agreement in the ordinary course of business, any Confidential Information (in any medium) or any Company documents, files or records (including, without limitation, any invoices, customer correspondence, business cards, orders, computer records or software, or mailing, telephone or customer lists).  All such documents, files and records, and all other memoranda, notes, files, records, lists and other documents made, compiled or otherwise acquired by Employee in the course of his employment with the Company are and shall remain the sole property of the Company and all originals and copies thereof shall be delivered to the Company upon termination of employment for whatever reason.

5.2          Inventions and Improvements.  Employee hereby agrees to assign the entire right and interest without further consideration, free from any claim, lien for balance due, or rights of retention to all patents, trademarks, copyrights, and trade secrets, including without limitation, writings, inventions, improvements, processes, procedures, ideas and/or techniques which Employee may have made, conceived, discovered or developed, or which Employee may make, conceive, discover or develop, either solely or jointly with any other person or persons, at any time during the Term, whether or not during working hours and whether or not at the request or upon the suggestion of the Company, which (i) are related or relate to or are useful in connection with any business previously, now or hereafter carried on or contemplated by the Company, including developments or expansions of its present fields of operations, (ii) resulted or result from any work performed by Employee for the Company or any of its clients; or (iii) resulted or result from the use of the premises or personal property (whether tangible or intangible) owned, leased, or contracted for by the Company (collectively, the “Intellectual Property”). If subject to copyright, the Intellectual Property shall be considered a “work made for hire” within the meaning of the Copyright Act of 1976, as amended (the “Act”).  Employee agrees that he shall make full disclosure to the Company of all such writings, inventions, improvements, processes, procedures and techniques, and shall do everything necessary or desirable to vest the absolute title thereto in the Company.  Employee shall write and prepare all specifications and procedures regarding such inventions, improvements, processes, procedures and techniques and otherwise aid and assist the Company so that the Company can prepare and present applications for copyright or letters patent therefor and can secure such copyright or wherever possible, continuations, continuations-in-part, divisionals, reissues, renewals, and extensions thereof, and can obtain the record title to such copyright or patents so that the Company shall be the sole and absolute owner thereof in all countries in which it may desire to have copyright or patent protection. Employee’s obligations to assist Company shall survive termination of this Agreement and continue until the expiration of the last available protection obtained on the Intellectual Property developed during the Employment’s term of employment. Employee shall not be entitled to any additional or special compensation or reimbursement regarding any and all such writings, inventions, improvements, processes, procedures and techniques.  If the Company is unable, after reasonable effort, to secure Employee’s signature on any copyright or other analogous protection relating to the Intellectual Property, whether because of Employee’s physical or mental incapacity or for any other reason whatsoever, Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney-in-fact, to act for and on his behalf to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright, and other analogous protection with the same legal force and effect as if personally executed by Employee.

5.3          Noncompetition and Nonsolicitation.  During the Term and for one year after any termination of Employee’s employment for any reason, Employee shall not, for his own benefit or the benefit of any other person or entity, directly or indirectly, in any capacity (as an employee, officer, director, shareholder, partner, agent, principal, independent contractor, owner or otherwise) (i) engage in or be financially interested in any business operation in the United States that engages in whole or in part (A) in the Business or (B) in the manufacture, assembly, design, distribution or marketing of any product or equipment substantially similar to or in competition with any product or equipment that at any time during the Term or the immediately preceding 12 month period has been manufactured, sold or distributed by the Company or any product or equipment that the Company was developing during the Term or such 12 month period for future manufacture, sale or distribution or the provision of any service substantially similar to or in competition with any service offered by the Company at any time during the Term or such 12 month period or that the Company was developing during the Term or such 12 month period; (ii) solicit, or attempt to solicit  any customer of the Company; (iii) solicit, or contact with a view to the engagement or employment by, or hire any person or entity of any person who is an employee of the Company; (iv) seek to contract with or engage (in such a way as to adversely affect or interfere with the business of the Company) any person or entity who has been contracted with or engaged to manufacture, assemble, supply or deliver products, goods, materials or services to the Company; or (v) engage in or participate in any effort or act to induce any of the customers, associates, consultants or employees of the Company or any of its affiliates to take any action that might be disadvantageous to the Company or any of its affiliates; except that nothing in this Agreement shall prohibit Employee and his affiliates from owning, as passive investors, in the aggregate not more than 5% of the outstanding publicly traded stock of any corporation so engaged.  The duration of Employee’s covenants set forth in this Section shall be extended by a period of time equal to the number of days, if any, during which Employee is in violation of the provisions contained in this Agreement.

5.4           Injunctive and Other Relief.

(a)           Employee acknowledges that the covenants contained in this Agreement are fair and reasonable in light of the consideration paid under this Agreement, and that damages alone shall not be an adequate remedy for any breach by Employee of any provision of Section 5 and accordingly expressly agrees that, in addition to any other remedies that the Company may have, the Company shall be entitled to injunctive relief in any court of competent jurisdiction for any breach or threatened breach by Employee of any of the covenants set forth in this Agreement.  Nothing contained in this Agreement shall prevent or delay the Company from seeking, in any court of competent jurisdiction, specific performance or other equitable remedies in the event of any breach or intended breach by Employee of any of his obligations under this Agreement.

(b)           Notwithstanding the equitable relief available to the Company, Employee, in the event of a breach of his covenants contained in Section 5, understands that the uncertainties and delays inherent in the legal process would result in a continuing breach for some period of time, and therefore, continuing injury to the Company until and unless the Company can obtain such equitable relief.  Therefore, in addition to such equitable relief, the Company shall be entitled to monetary damages for any such period of breach until the termination of such breach, in an amount deemed reasonable to cover all actual and consequential losses, plus all monies received by Employee as a result of said breach.  If Employee should use or reveal to any other person or entity any Confidential Information, it will be considered a continuing violation on a daily basis for so long a period of time as such Confidential Information used by Employee or any such other person or entity.

(c)           Employee agrees that the territorial and time limitations set forth in Section 5 are reasonable and properly required for the adequate protection of the business of the Company and that in the event that any such territorial or time limitation is deemed to be unreasonable by a court of competent jurisdiction, then Employee agrees and submits to the reduction of either such territorial or time limitation to such an area or period as such court shall deem reasonable.

SECTION 6.                MISCELLANEOUS

6.1           Arbitration.

(a)           All disputes arising out of or relating to this Agreement that cannot be settled by the parties shall promptly be submitted to and determined by a single arbitrator in Montgomery County, Pennsylvania, pursuant to the rules and regulations then existing of the American Arbitration Association; but nothing in this Agreement shall preclude the Company from seeking, in any court of competent jurisdiction, damages, specific performance or other equitable remedies in the case of any breach or threatened breach by Employee of Section 5.  The decision of the arbitrator shall be final and binding upon the parties, and judgment upon such decision may be entered in any court of competent jurisdiction.

(b)           Discovery shall be allowed pursuant to the intendment of the United States Federal Rules of Civil Procedure and as the arbitrators determine appropriate under the circumstances.

(c)           The arbitrator shall be required to apply the contractual provisions of this Agreement in deciding any matter submitted to it and shall not have any authority, by reason of this Agreement or otherwise, to render a decision that is contrary to the mutual intent of the parties as set forth in this Agreement.

6.2          Prior Employment.  Employee represents and warrants that he is not a party to any other employment, noncompetition or other agreement or restriction that could interfere with his employment with the Company or his or the Company’s rights and obligations; and that his acceptance of employment with the Company and the performance of his duties will not breach the provisions of any contract, agreement, or understanding to which he is party or any duty owed by him to any other person.

6.3          Severability.  The invalidity or unenforceability of any particular provision or part of any provision of this Agreement shall not affect the other provisions or parts of this Agreement.  If any provision of this Agreement is determined to be invalid or unenforceable by a court of competent jurisdiction by reason of the duration or geographical scope of the covenants contained in this Agreement, such duration or geographical scope, or both, shall be considered to be reduced to a duration or geographical scope to the extent necessary to cure such invalidity.

6.4          Assignment.  No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties to this Agreement, except that the Company may assign this Agreement to any person or entity that may become a successor in interest (by purchase of assets or stock, or by merger, or otherwise) to the Company in the business or a portion of the business presently operated by it.  Subject to the foregoing, this Agreement and the rights and obligations set forth in this Agreement shall inure to the benefit of, and be binding upon, the parties and each of their respective permitted successors, assigns, heirs, executors and administrators.

6.5          Notices.  All notices, consents, waivers, and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized courier service (costs prepaid); (b) sent by facsimile with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested; in each case to the following addresses or facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address or facsimile number, or person as a party may designate in writing to the other parties):

(a)	If to the Company:

InfoLogix, Inc.
101 E. County Line Road
Suite 210
Hatboro, PA 19040
Tel: (215) 604-0691
Fax: (267) 681-0682

Attention: Chief Financial Officer

(b)	If to Employee:

Eric M. Rubino
3400 Greene Countrie Drive
Newton Square, PA 19073

A copy of any and all notices and other communications sent by facsimile pursuant to this Section 6.5 shall also be sent by United States mail to the appropriate address in accordance with this Section 6.5.

6.6          Entire Agreement and Modification.  This Agreement constitutes the entire agreement between the parties with respect to the matters contemplated in this Agreement and supersedes all prior agreements and understandings with respect to those matters.  Any amendment, modification, or waiver of this Agreement shall not be effective unless in writing.  Neither the failure nor any delay on the part of any party to exercise any right, remedy, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power, or privilege with respect to any occurrence be construed as a waiver of any right, remedy, power, or privilege with respect to any other occurrence.

6.7          Governing Law.  This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the internal laws of the Commonwealth of Pennsylvania (and United States federal law, to the extent applicable), without giving effect to otherwise applicable principles of conflicts of law of that or any other jurisdiction.

6.8          Headings; Counterparts.  The headings of paragraphs in this Agreement are for convenience only and shall not affect its interpretation.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to constitute but one and the same Agreement.

6.9          Further Assurances.  Each of the parties shall execute such further instruments and take such other actions as any other party shall reasonably request in order to effectuate the purposes of this Agreement.

6.10        Waiver.  Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

6.11        Survival.  The terms and conditions contained in Section 5 shall survive the termination or expiration of this Agreement.

6.12        Indemnification.  Employee shall be covered by the Company’s directors and officers liability insurance policies and indemnification policies on the same terms and conditions as apply to the Company’s other senior executives.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INFOLOGIX INC.

By:	/s/ David T. Gulian
David T. Gulian
President and Chief Executive Officer

EMPLOYEE

/s/ Eric N. Rubino
Eric M. Rubino

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]